Exhibit 10.18

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (hereafter “Agreement”) is entered into between Kenneth Hahn (“Employee” or “you”), and Coursera, Inc. (“Company”). Employee and the Company may individually be referred to as a “party” or collectively be referred to as the “parties” in this Agreement.
Recitals
A.    Employee has been employed as Senior Vice President, Chief Financial Officer by the Company since May 2020.
B.    The Company and the Employee mutually agree that the Employee’s employment with the Company terminates as of the close of business on October 29, 2025. (the “Termination Date”).
C.    As contemplated in the Retention Agreement dated January 29, 2025 between Employee and the Company (the “Retention Agreement”), the parties have entered or anticipate entering into an Advisory Agreement effective as of October 30, 2025 (the “Advisory Agreement”) for a term of twelve (12) months thereafter (“Advisory Period”).

D.    The parties now wish to resolve any and all matters relating to Employee’s employment with the Company and to fully and finally to resolve all such matters between them.

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Employee and the Company hereby agree as follows:
Agreement
1.    Termination of Employment. Employee’s last day of employment with the Company is October 29, 2025 at the close of business (the “Termination Date”). As of the Termination Date, Employee and Company mutually agree Employee shall no longer hold any position of employment with the Company.
2.    Payment of Salary, Benefits, and Expenses. On or before the Termination Date, the Company shall pay to Employee (a) all wages earned through the Termination Date at Employee’s current base pay rate, and (b) all accrued vacation, if applicable, through the Termination Date, both less applicable deductions and withholdings. Employee understands and agrees that Employee is entitled to these payments regardless of whether Employee signs this Agreement, and that Employee received these payments on the Termination Date. Employee agrees that, within ten (10) calendar days after the Termination Date, Employee will submit a final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Termination Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for approved expenses set forth on such statement pursuant to its regular business practice.

3.    Severance Payment. In consideration of the Employee signing this Agreement, and the covenants and releases contained herein, the Company agrees to the following:

a.The Company shall pay to Employee a lump sum of $710,480.77, less applicable deductions and withholdings (representative of twelve months of Employee’s base salary plus a prorated portion of Employee’s target annual bonus of 70% of base salary, based on the number of days during which Employee was employed in FY25) (the “Severance Payment”). Employee will receive the Severance Payment, less applicable deductions and withholdings, on the first business day after the sixtieth (60th) day following the Termination Date. Employee acknowledges and agrees that the Severance Payment constitutes full and complete satisfaction of the amounts payable under Section 3.a. of the Retention Agreement.

b.On the last day of the month in which Employee’s employment with the Company terminates, Employee’s health insurance benefits will cease and Employee will be entitled to continue his health insurance coverage pursuant to COBRA in accordance with applicable law. Thereafter, Employee shall be solely responsible for making timely COBRA payments in order to continue his coverage. The Company will reimburse Employee for premiums associated with continuing coverage for Employee and Employee’s eligible dependents through the earlier of (i) twelve (12) months following the date of your employment termination; (ii) the date you become eligible to receive group health insurance from a new employer; or (iii) the date you are no longer eligible to receive COBRA continuation coverage.

4.    Post Termination Exercise Period Extension. Following termination of the Employee’s Advisory Agreement (attached hereto as Exhibit A), to the extent Employee holds any stock option awards that are outstanding, such awards will be amended to extend the deadline to exercise any such awards, to the extent vested and exercisable after giving effect to any acceleration set forth in Section 5 below, through the earlier of (i) twenty-four (24) months from your termination of employment with the Company, and (ii) the expiration date of such awards.

5.    Equity Awards. Employee’s termination of employment and commencement of service as an advisor pursuant to the Advisory Agreement will not be deemed a break in continuous service to the Company with respect to Employee’s outstanding equity awards and Employee will continue to be eligible to vest in all outstanding equity awards in connection with Employee’s continuous service to the Company during the Advisory Period, subject to the service requirements of the award agreements and applicable plan documents. If Employee’s advisory service to the Company is terminated by the Company without Cause (as defined in the Retention Agreement) prior to the last day of the Advisory Period, the number of shares subject to Employee’s outstanding and unvested equity awards subject solely to service-based vesting that would have vested had Employee remained in continuous service with the Company on the last day of the Advisory Period shall accelerate in full as of the date on which Employee’s advisory service to the Company terminates. Employee acknowledges and agrees that, except with respect to the Options and the RSUs (including performance-based restricted stock unit awards), Employee does not own, and has no contractual or legal right to acquire, receive or possess any security, derivative security or other equity of the Company or any of its parent, subsidiaries or affiliates. Notwithstanding the above, Employee acknowledges that he will not be eligible to be awarded any equity grants after the date of this Agreement.

6.    No Other Compensation Due. Subject to the vesting of any equity awards in Section 5 above, Employee acknowledges and represents that, upon receipt of the consideration set forth in this Agreement, the Company has paid Employee any and all salary, wages, bonuses, commissions, severance, sick leave, expenses, reimbursement, interest, penalties, attorneys’ fees, costs, or other compensation and consideration of any kind due to Employee; provided, however, the Company shall reimburse, or directly pay on Employee’s behalf, the reasonable legal fees associated with the negotiation of this Agreement up to a maximum of $15,000 less the amount previously paid on Employee’s behalf with respect to the negotiation of the Retention Agreement.
    7.    General Release of Claims by Employee. The Employee, on behalf of himself and his executors, heirs, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, employees, agents, and attorneys, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, including:

a.any and all Claims relating to or arising from Employee’s employment relationship with the Company and/or the termination of that relationship;

b.any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination of any kind, including gender, age, race, national origin, marital status, sexual orientation, and/or disability discrimination; harassment of any kind, including harassment on the basis of gender, age, race, national origin, marital status, sexual orientation, and/or disability; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; inducing breach of any contract; promissory estoppel; reformation; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; deceit; concealment; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; breach of fiduciary duty; personal injury; assault; battery; invasion of privacy; false imprisonment; conspiracy; and/or conversion;
c.any and all Claims for violation of any federal, state or municipal statute, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Restraining Notification Act, the Computer Fraud and Abuse Act, the Economic Espionage Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Uniform Trade Secrets Act, the laws of the State of California, or the laws of any other jurisdiction in which the Company has a facility or does business;
d.any and all Claims for violation of the federal, or any state, constitution;
e.any and all Claims arising out of any other state or federal laws and regulations relating to employment, or employment discrimination; and
f.any and all Claims for attorneys’ fees and costs, whether pursuant to California Labor Code §218.5, California Labor Code §1194 or any other statute or contract.
Each of the parties to this Agreement agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (a) any obligations incurred under this Agreement or any obligations incurred under the Advisory Agreement, (b) any vested rights under pension or retirement plans, or any other employee benefit plans, programs, or policies of the Company and its affiliates; (c) any obligations which cannot be released by law, and (d) any right Employee may have to file a charge, testify or participate in an EEOC or other governmental investigation, hearing or proceeding, provided, however, that by signing this Agreement, Employee understands and agrees that Employee is waiving the right to any personal recovery either in Employee’s own action or one brought by the EEOC or other governmental authority on Employee’s behalf. In addition, this release does not extend to (1) any indemnification rights to which Employee may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, or as a matter of law, or (2) Employee’s rights following the date hereof with respect to any vested equity interests Employee holds in the Company or any of its past or present affiliates.

    8.    Waiver of Unknown Claims. Employee acknowledges and agrees that he has been advised of and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of said code section, Employee hereby expressly waives any rights Employee may have thereunder, as well as under any other statutes or common law principles of similar effect.

    9.    Age Discrimination in Employment Act Release. In accordance with the Older Workers Benefit Protection Act of 1990, Employee acknowledges that Employee is aware that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that the waiver and release is knowing and voluntary. Employee and the Company agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by the Company in writing of the following:
a.Employee has the right to consult with an attorney of Employee’s choice before accepting this offer;
b.Employee was provided with (21) days from the date this offer was received to consider this offer; and
c.Employee has seven calendar (7) days after accepting this offer to revoke the acceptance, and the acceptance will not be effective until that revocation period has expired. Revocation may be sent to Alan Cardenas, SVP, General Counsel and Secretary, at acardenas@coursera.org.
d.Any change to the terms of this Agreement, whether material or immaterial, will not restart the 21 day period for you to consider this Agreement.
10.    Mutual Non-Disparagement. Employee agrees not to make statements to clients, customers, suppliers, current and former employees of the Released Parties or to other members of the public that are slanderous, maliciously false, defamatory, abusive, threatening, harassing or discriminatory toward the Released Parties or their products and services. Nothing in this Agreement, however, (i) prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or (ii) restricts Employee from exercising rights under Section 7 of the National Labor Relations Act (described more fully in the Protected Conduct section below) or rights to discuss pay provided by state or local law. The Company agrees that the Company’s current executive officers (as such term is defined under Rule 3b-7 of the Securities Exchange Act of 1934) and directors shall not disparage, defame, or slander you or tortiously interfere with your contracts or relationships, except as may be required by law.
11.    Confidential Information.
a.Except as may be required by law, Employee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Employee’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information of or relating to the Company, including confidential or proprietary information or trade secrets with respect to the Company’s operations, procedures, business practices, finances, principals, vendors, suppliers, customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, disk, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information or trade secrets and affect the successful conduct of the businesses of the Company and any successor or assignee of the Company.
b.Employee shall deliver to the Company by the Termination Date all originals and copies of any keys, access cards, books, correspondence, memoranda, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, contracts, presentations, emails, or any other documents or materials concerning the Company’s strategies, products or services, processes or business of any kind and/or which contain confidential, proprietary, or trade secret information which are in the possession or control of Employee or his or her agents. Employee certifies that he will use reasonable efforts to search Employee’s home and any personal equipment, including his home computer, laptop, and any other devices (such as a cell phone, tablet, or any other digital storage device) which Employee may have used to conduct business for or on behalf of the Company, or on which he may have stored any information or data related to the Company, and that Employee will return to the Company any such information, data, or property that Employee may locate in such search.

c.Employee acknowledges and reaffirms their continuing duties under the Proprietary Information and Inventions Agreement (“PIIA”) signed on May 17, 2020, including the duty to hold all of the Company's proprietary information in the strictest confidence. The Employee agrees not to use or disclose any such information at any time following the Termination Date, except as required by law.
d.By the Termination Date, Employee shall return to the Company all Company property and equipment.
e. In connection with this Agreement, Employee shall further execute a Termination Certification in the form provided by the Company that comports with the terms of this Agreement.
12.     Taxes. To the extent any taxes may be due on the payment to Employee provided in this Agreement beyond any withheld by the Company, Employee agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from such payments.
    13.    Confidentiality of Separation Agreement and Payment. Employee hereby agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration of this Agreement (hereinafter collectively referred to as the “Separation Information”). Employee agrees, covenants, and promises to disclose Separation Information only to those immediate family members, attorneys, accountants, and government entities which have a reasonable need to know of such Separation Information. Employee hereby agrees, covenants and promises that Employee will not, either directly or indirectly, disclose any Separation Information to any third parties other than those specifically enumerated herein, and specifically, shall not share such information with any current or former employees of the Company. Nothing in this section shall preclude the parties from disclosing this Agreement, or the Separation Information, in the event of a breach to allow the non-breaching party to enforce its rights under the Agreement.

    14.    No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity against the Company or any of the other Released Parties. Employee also represents that Employee does not intend to bring any claims on Employee’s behalf or on behalf of any other person or entity against the Company or any of the other Released Parties.

15.    No Assistance. Employee agrees that he will not voluntarily counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, and charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
16.    Cooperation. During the Advisory Period and pursuant to the terms of the Advisory Agreement, Employee agrees to cooperate with the Company in all matters relating to the transition of Employee’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate Employee’s scheduling needs. During and following the Advisory Period and pursuant to the terms of the Advisory Agreement, Employee agrees to provide reasonable cooperation to the Company in connection with any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct. Employee will not be compensated for such cooperation; however, in the event the Company subpoenas Employee to testify as a witness in a litigation proceeding, the Company will reimburse Employee’s reasonable and necessary travel expenses incurred in providing such testimony.
17.    No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency or any other wrongdoing, including any violation of any Company policy, any agreement between the Company and any other party, or any local, state, or federal law, that involves either Employee or any other present or former Company employees.

18.    No Admission of Liability. The payment of consideration referred to in this Agreement does not constitute an admission or concession by the Company that it acted unlawfully or wrongfully with respect to Employee, or that Employee has any rights whatsoever against the Company. Rather the parties understand and acknowledge that the payment of consideration referred to herein is made solely for the purpose of providing additional compensation to Employee to prevent potential involvement in legal proceedings based upon disputed claims.
19.    Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE COMPANY SHALL PAY THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS, HIS OR HER RESPECTIVE COUNSEL FEES AND EXPENSES. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20.    No Future Employment. Employee understands that the purpose of this Agreement is to amicably and finally conclude the relationship of the parties, except as necessary to fulfill the obligations hereunder. As such, Employee will have no right to reemployment or reinstatement with the Company, or any parent or subsidiary of the Company. Employee knowingly and voluntarily waives all rights that he may have under any law to reinstatement of employment either with the Company, or any parent or subsidiary of the Company.
21.    Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

22.    Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever either party’s obligation to provide the binding release to all entities intended to be released hereunder.
23.    Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.
24.    Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the parties hereto. The parties acknowledge that:
a.they have read this Agreement;

b.they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or they have voluntarily declined to seek such counsel;
c.they understand the terms and consequences of this Agreement and of the releases it contains; and
d.they are fully aware of the legal and binding effect of this Agreement.

25.    Entire Agreement. This Agreement and the Advisory Agreement contain the entire, final and exclusive agreement of the parties and no promise made by any party or by any officer, attorney, or agent of any party that is not expressly contained in this Agreement or the Advisory Agreement shall be binding or valid. Any modification of any provision of this Agreement, to be effective, must be in writing and signed by all parties.

26.    Binding Effect. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

27.    Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the Confidential Separation Agreement and General Release on the dates shown below.

EMPLOYEE	COURSERA, INC.
By: /s/ Kenneth Hahn	By: /s/ Marcelo Modica
Name: Kenneth Hahn	Name: Marcelo Modica
Date: 10/30/2025	Title: SVP, Chief People Officer
Date: 10/30/2025